Summary Translation	Exhibit 4.40

Maximum Pledge Contract

Contract No.:SJZ091072010006-03

Pledgor : Shijie Kaiyuan Auto Trade Co., Ltd.

Pledgee :Hua Xia Bank Shijiazhuang Jianhua Branch

Signing Date :January 31, 2013

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB150, 000,000

Pledge Term : From January 31, 2013 to January 30, 2014

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No.:SJZ091072010006-03). The appraised value of the Collateral is RMB 187,500,000.